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Exhibit 11.1

Schedule Regarding Computation of Per Share Earnings
----------------------------------------------------
(OOO's except per share data)


                                          Year Ended December 31,
                                      --------------------------------
                                        2000        1999        1998
                                      --------------------------------
Numerator:
Net income (loss)                     $ 5,626     $(7,092)    $(21,821)
Less: Preferred stock dividends        (2,100)     (1,606)          --
                                      -------     -------     --------
Income (loss) available to common
    stockholders - basic              $ 3,526     $(8,699)    $(21,821)
                                      =======     =======     ========
Plus: Preferred stock dividends         2,100          --           --
                                      -------
Income (loss) available to common
    stockholders - diluted            $ 5,626     $(8,699)    $(21,821)
                                      =======     =======     ========

Denominator:
Weighted average common
    shares outstanding - basic          6,851       8,032        8,057
                                      =======     =======     ========
Convertible preferred stock             4,286          --           --
Stock options                               6          --           --
Warrants                                   --          --           --
                                      -------     -------     --------

Weighted average common
    shares outstanding - dilutive      11,143       8,032        8,057
                                      =======     =======     ========

Basic earnings (loss) per share       $  0.51     $ (1.08)    $  (2.71)
                                      =======     =======     ========
Diluted earnings (loss) per share     $  0.50     $ (1.08)    $  (2.71)
                                      =======     =======     ========